Exhibit 99.3

Additional Supplemental Data

Second Quarter 2006

		Diluted
	(In Millions)	EPS

Net income, as reported	$744.6	$3.13
Less income from discontinued operations (Health Care)	227.6	0.96
Income from continuing operations	517.0	2.17
Other special items:
Expenses related to tender offer for debt securities	44.2	0.19
Expenses related to Woodstock factory closing	2.8	0.01
Income from continuing operations, excluding special items	$564.0	$2.37

•       NOTE:  Due to the magnitude of the amounts for the items listed above either in the quarter or anticipated for the year, management believes the above additional supplemental data provides valuable insight into the operating performance for the second quarter of 2006.  Management believes this presentation will enhance the reader’s understanding of the impact of these items on Deere & Company’s performance during the quarter.  Management does not intend this presentation to be considered in isolation or as a substitute for the related measures under accounting principles generally accepted in the U.S.

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Additional Supplemental Data

Fiscal Year 2006 Earnings Forecast

Approximate $
(In Millions)
FY 2006 net income forecast, per second quarter earnings release	$1,700
Less income from discontinued operations (Health Care)	240
Income forecast from continuing operations	1,460
Other special items:
Expenses related to tender offer for debt securities	44
Anticipated expenses related to Woodstock factory closing	35
Income forecast from continuing operations excluding special items	$1,539

•       NOTE:  Deere & Company management believes the above additional supplemental data provides valuable insight into the components of anticipated operating performance for fiscal year 2006. Management believes this presentation will enhance the reader’s understanding of the impact of these items on Deere & Company’s anticipated operating performance for the year.  Management does not intend this presentation to be considered in isolation or as a substitute for the related measures under accounting principles generally accepted in the U.S.

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